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EXHIBIT 23.2

                          CROWE CHIZEK AND COMPANY, LLC

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-32599 and No. 333-74611) of Commercial Bancshares, Inc. of our report dated February 7, 2003 relating to the consolidated balance sheet of Commercial Bancshares, Inc. as of December 31, 2002, and the related statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2002, which report is incorporated by reference in this Annual Report on Form 10-K of Commercial Bancshares, Inc. for the year ended December 31, 2003.



                        /s/ Crowe Chizek and Company LLC
                        --------------------------------
                          Crowe Chizek and Company LLC


Columbus, Ohio
March 12, 2004



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